UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 13, 2005

TECHNOLOGY INVESTMENT CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	000-50398	20-0118736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Sound Shore Drive, Suite 255
Greenwich, CT 06830
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (203) 983-5275

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information included under Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On May 18, 2005, Technology Investment Capital Corp. (the "Company") entered into an uncommitted credit agreement establishing a $35 million senior secured revolving credit facility (the "Credit Facility") with Bayerische Hypo-Und Vereinsbank, AG, New York Branch ("HVB"), as administrative agent and a lender. On October 13, 2005, the Company entered into an agreement amending the credit agreement establishing the Credit Facility (the "Amendment") to increase the Credit Facility (as amended, the "Amended Credit Facility") from $35 million to $100 million. HVB will continue to serve as administrative agent and a lender under the Amended Credit Facility, and Royal Bank of Canada has joined the Amended Credit Facility as a lender.

A copy of the Amendment is attached hereto as Exhibit 10.1. On October 14, 2005, the Company issued a press release announcing the Amendment. A copy of the press release is attached hereto as Exhibit 99.1. The material terms and conditions of the Amended Credit Facility are set forth below. All terms are qualified by reference to the Credit Facility and the Amendment.

Borrowings under the Amended Credit Facility may be requested in the form of either a "Base Rate Loan". Base Rate Loans bear interest at a fluctuating rate based upon the greater of the prime rate announced from time to time by HVB or the Federal Funds Rate plus 0.5%, plus 1.75% per annum. LIBOR Loans bear interest at the London interbank offered rate ("LIBOR") for deposits in U.S. dollars, plus 2.75% per annum for the relevant period. Interest on Base Rate loans is payable monthly in arrears, and interest on LIBOR Loans is payable at the earlier of the end of each interest period for such loan or three months after such loan is made. The lenders advance the Company amounts under the Amended Credit Facility in their sole and absolute discretion.

$35 million of the Credit Facility may be borrowed prior to, and is payable in full on, May 18, 2007. The remaining $65 million of the Credit Facility may be borrowed prior to, and is payable in full on, February 10, 2006.

The Company may prepay any borrowing at any time without premium or penalty, except that for borrowings pursuant to LIBOR loans the Company might be liable for certain funding breakage fees if prepayments occur prior to expiration of the relevant LIBOR interest period.

The Amended Credit Facility contains customary representations, warranties and covenants, including with respect to the preservation and maintenance of the Company's corporate existence, material compliance with laws, payment of taxes and maintenance of insurance and of our properties. Further, the Amended Credit Facility includes customary events of default, including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform any covenant or agreement, inaccurate or false representations or warranties, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events and judgment defaults. During the continuation of an event of default, the Company shall pay interest at a default rate. All conditions precedent and subsequent to the effectiveness of the Amendment have been satisfied.

The Company plans to use the proceeds from the Amended Credit Facility to invest in the debt and/or equity of technology-related companies, and for general corporate purposes.

Item 9.01	Financial Statements and Exhibits.

(a)    Not applicable.

(b)    Not applicable.

(c)    Exhibits.

Exhibit No.	Description
10.1	Amendment to Credit Agreement
99.1	Press release dated October 14, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2005  TECHNOLOGY INVESTMENT CAPITAL CORP.

By: /s/ Saul B. Rosenthal
Saul B. Rosenthal President and Chief Operating Officer